Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact: Greg Burns
(847) 402-5600

Allstate Elects Donald Brown to Board of Directors

NORTHBROOK, Ill., Oct. 29, 2020 – The Allstate Corporation (NYSE: ALL) announced that Donald Brown, Executive Vice President and Chief Financial Officer of NiSource (NYSE: NI) and President of NiSource Corporate Services, has been elected to Allstate’s Board of Directors, effective Nov. 1. As of that date, the Allstate board will stand at 12 directors.

“Donald brings financial expertise and an extensive background in leading shared services organizations. He will add to our board’s strategic leadership capabilities and provide insights as we implement our Transformative Growth Plan,” said Tom Wilson, Chair, President and CEO. “His perspective will be of great value as Allstate positions for future growth.”

“I’m proud to join the Allstate team of directors in guiding an iconic company,” said Brown, 48. “I look forward to shaping Allstate’s long-term sustainable growth with this talented group.”

Brown joined NiSource, a fully regulated utility company with nearly 4 million customers, as Executive Vice President in finance in 2015. He became CFO of the Merrillville, Ind.-based company the same year. Before that, he spent 10 years at UGI Corp., where he was most recently Vice President and CFO of UGI Utilities.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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